Exhibit 107

Calculation of Filing Fee Tables

Form S-1/A
(Form Type)

Momentus, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price (1)(2)(3)	Fee Rate	Amount of Registration Fee
Equity	Common stock (4)	457(o)	—	—	$10,000,000	0.00015310	$1,531
Equity	Pre-funded warrants (4)(5)	457(g)	—	—	Included above	—	—
Equity	Common stock issuable upon exercise of pre-funded warrants (4)	457(o)	—	—	Included above	—	—
Equity	Warrants (5)	457(g)	—	—	—	—	—
Equity	Placement agent warrants (5)	457(g)	—	—	—	—	—
Equity	Common stock issuable upon exercise of warrants	457(o)	—	—	$10,000,000	0.00015310	$1,531
Equity	Common stock issuable upon exercise of placement agent warrants	457(o)	—	—	$550,000	0.00015310	$84
Total Offering Amounts					$20,550,000		$3,146
Total Fee Previously Paid							—
Total Fee Offsets							$3,146
Net Fee Due							$—

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(b)
Fee Offset Claims		Form S-1	333-283539	December 2, 2024		$3,146					—
Fee-Offset Sources	Momentus, Inc.	Form S-1	333-283539		December 2, 2024	—	—	—	—		$3,146

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)
Pursuant to Rule 416 under the Securities Act, the securities registered hereby also include an indeterminate number of additional securities as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations, or other similar transactions.

(3)	Includes the price of additional shares of common stock that may be issued upon exercise of the over-allotment option granted to the underwriters to cover over-allotments, if any.
(4)
The proposed maximum aggregate offering price of the common stock will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the common stock, and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $10,000,000.

(5)	No fee pursuant to Rule 457(g) of the Securities Act.